Exhibit 4.5

THIRTEENTH SUPPLEMENTAL INDENTURE

THIRTEENTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2015 (the “Supplemental Indenture”), to the Base Indenture (defined below), by and among CalAtlantic Group, Inc. (successor in interest to the Company referred to below), a Delaware corporation (the “Successor Company”), the Guarantors and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank, N.A. f/k/a Chemical Bank), as trustee (the “Trustee”).

RECITALS

WHEREAS, The Ryland Group, Inc., a Maryland corporation (the “Company”), has heretofore executed and delivered to the Trustee an Indenture, dated as of June 28, 1996 (the “Base Indenture”), providing for the issuance from time to time of its notes and other evidences of senior debt securities, to be issued in one or more series as therein provided;

WHEREAS, the Company authorized the issuance of its 8.4% Senior Notes due 2017 (the “Notes”) pursuant to the Fifth Supplemental Indenture, dated as of May 5, 2009, by and among the Company, the Guarantors party thereto and the Trustee (the “Fifth Supplemental Indenture”; the Base Indenture, as amended, supplemented or otherwise modified prior to the date hereof, including pursuant to the Fifth Supplemental Indenture, the “Indenture”);

WHEREAS, the Indenture provides that the Company will not merge into another person unless the successor person assumes by supplemental indenture all the obligations of the Company relating to the Notes;

WHEREAS, on the date hereof, the Company is merging with and into the Successor Company (the “Merger”) at the “Effective Time” specified in the certificate of merger relating thereto to be filed concurrently herewith with the Secretary of State of Delaware and the State Department of Assessments and Taxation of the State of Maryland (the time of such concurrent filing is referred to herein as the “Effective Time”); and

WHEREAS, pursuant to Article Four of the Fifth Supplemental Indenture and Section 901(1) of the Base Indenture, the Successor Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder.

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Capitalized Terms. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Fifth Supplemental Indenture.

ARTICLE TWO

ASSUMPTION OF OBLIGATIONS

Section 2.01 Assumption of Obligations. As of the Effective Time and after giving effect to the Merger, the Successor Company hereby expressly assumes all the obligations of the Company relating to the Notes.

ARTICLE THREE

MISCELLANEOUS

Section 3.01 References. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.

Section 3.02 Ratification of Indenture.

The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. To the extent not expressly amended or modified by this Supplemental Indenture, the Indenture shall remain in full force and effect.

Section 3.03 Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Section 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 3.04 Governing Law.

THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE OR THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the Successor Company and the Guarantors submits to the jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, City of New York, and of the United States District Court for the Southern District of New York, in any action or proceeding to enforce any of their obligations under the Indenture, this Supplemental Indenture or the Notes, and agrees not to seek a transfer of any such action or proceeding on the basis of inconvenience of the forum or otherwise (but neither the Successor Company nor any of the Guarantors shall be prevented from removing any such action or proceeding from a state court to the United States

District Court for the Southern District of New York). Each of the Successor Company and the Guarantors agrees that process in any such action or proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

Section 3.05 Successors.

All agreements of the Successor Company and the Guarantors in the Indenture, this Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in the Indenture and this Supplemental Indenture shall bind its successors.

Section 3.06 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 3.07 Waiver of Jury Trial.

EACH OF THE SUCCESSOR COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.08 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Company, and the Trustee assumes no responsibility for their correctness.

[Signature pages follow]

IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

CALATLANTIC GROUP, INC.

By:	/s/ John P. Babel
Name:	John P. Babel
Title:	Executive Vice President, General Counsel & Secretary

RYLAND ORGANIZATION COMPANY
THE RYLAND CORPORATION

By:	/s/ Timothy J. Geckle
Name:	Timothy J. Geckle
Title:	Senior Vice President & Secretary

RH BUILDERS OF INDIANA, INC.

RH INVESTMENT OF INDIANA, INC.

RYLAND COMMUNITIES, INC.

RYLAND HOMES INVESTMENT-TEXAS, INC.

RYLAND HOMES OF TEXAS, INC.

RYLAND HOMES OF ARIZONA, INC.

RYLAND HOMES OF CALIFORNIA, INC.

THE REGENCY ORGANIZATION, INC.

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

RH OF INDIANA, L.P.

By:	RH Builders of Indiana, Inc., its General Partner

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

[Signature Page – Thirteenth Supplemental Indenture]

RH OF TEXAS LIMITED PARTNERSHIP

By:	Ryland Homes of Texas, Inc., its General Partner

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	President

RYLAND HOMES OF NEVADA, LLC

By:	The Ryland Group, Inc., its Sole Member

By:	/s/ Peter G. Skelly
Name:	Peter G. Skelly
Title:	Executive Vice President & Chief Operating Officer

[Signature Page – Thirteenth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valère Boyd
Name:	Valère Boyd
Title:	Vice President

[Signature Page – Thirteenth Supplemental Indenture]